Exhibit 10.19

Fourth Man, LLC

21520 Yorba Linda Blvd., Suite G PMB 335

Yorba Linda, CA 92887

July 22, 2024

Nightfood Holdings, Inc.

520 White Plains Road, Suite 500

Tarrytown, NY 10591

To whom it may concern:

Reference is made to that certain promissory note in the principal amount of $65,000.00 issued on June 29, 2023, as amended February 1, 2024 (“Note”) and that certain promissory note in the principal amount of $60,000.00 issued on August 28, 2023, as amended February 1, 2024 (“Subsequent Note”) by Nightfood Holdings, Inc., a Nevada corporation (the “Company”) to Fourth Man, LLC, a Nevada limited liability company (the “Holder”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Note.

This letter shall serve as notice that the Holder and the Company agreed to amend the Note effective as of July 23, 2024 (the “Effective Date”), to remove the right to the adjustment to the Conversion Price during the period beginning on the Effective Date and continuing through the new Maturity Date of January 23, 2025 (the “Effective Period”), under Section 1.6(e) of the Note solely with respect to the Holder’s ability to adjust the Conversion Price of the Note to the price per share specified in Section 3.21 of the Subsequent Note (the “Affected Adjustment”). In addition, this letter shall serve as notice that the Holder and the Company agreed to amend the Subsequent Note effective as of the Effective Date, to remove the right to the adjustment to the Conversion Price during the Effective Period solely with respect to the Affected Adjustment.

For the avoidance of doubt, the aforementioned sentence shall not limit any of Holder’s other rights under Section 1.6(e) of the Note or Subsequent Note, including but not limited to during the Effective Period. For the avoidance of doubt, the Holder shall have the right to the Affected Adjustment after the Effective Period.

In exchange for the Holder’s execution of this letter, the Holder and the Company agree (i) to increase the total outstanding principal and accrued interest of the Note (the “Note Total Balance”) by 10% of the Note Total Balance on the Effective Date, (ii) to increase the total outstanding principal and accrued interest of the Subsequent Note (the “Subsequent Note Total Balance”) by 10% of the Subsequent Note Total Balance on the Effective Date, and (iii) that the Company shall issue 1,667 shares of the Company’s Series D convertible preferred stock to the Holder as soon as practicable after the execution of this letter but in no event later than August 30, 2024, or this amendment is null and void.

The Holder and Company further agree that, prior to the expiration of the Effective Period, the Company may request a three-month extension of the Effective Period to April 23, 2025, and the Holder shall not unreasonably withhold its approval.

This letter shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Note and Subsequent Note, as applicable. Except as specifically modified hereby, all of the provisions of the Note and Subsequent Note, which are not in conflict with the terms of this letter, shall remain in full force and effect. By signing below, the parties hereby consent and agree to the aforementioned limited waiver.

Very truly yours,

FOURTH MAN, LLC

By:
	Name:	Edward Reese
	Title:	Manager

AGREED AND ACKNOWLEDGED:

NIGHTFOOD HOLDINGS, INC.

By:
	Name:	Lei Sonny Wang
	Title:	Chief Executive Officer